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                                                                     EXHIBIT 1

                                 NEWS RELEASE

FROM:  The Marcus Group, Inc.      CONTACT:  Alan C. Marcus
       500 Plaza Drive                          (201) 902-9000
       Secaucus, NJ 07096-3309

RE:    Trump Castle Associates
       Huron Avenue
       Atlantic City, NJ 08401

For Immediate Release:  June 26, 1995

TRUMP CASTLE ASSOCIATES AND HAMILTON PARTNERS ANNOUNCE BOND PURCHASE AGREEMENT

     NEW YORK -- Trump Castle Associates and Hamilton Partners, L.P. announced an agreement was executed on Friday, June 23, which grants Trump Castle Associates a one-year option to acquire Hamilton's 13.875% PIK notes due November 15, 2005 of Trump's Castle Funding, Inc. at 60% of par.
     The Trump Castle PIK notes have a current accrued value of approximately $58 million. Trump Castle's option price is approximately $34 million. Hamilton Partners is the owner of over 90% of the current accrued value of the Castle PIK notes.
     According to the option agreement, if Trump's Castle is sold within 18 months of the time the option is exercised, Trump Castle Associates will make an additional payment to Hamilton of 40% of the principal amount of the PIK notes, or Trump Castle Associates will be required to pay for the bonds. Donald J. Trump, chairman and holder of all the equity interest in Trump Castle, stated Trump Castle Associates has no intention of selling the Castle.
     On Thursday, June 22, the New Jersey Casino Control Commission issued Trump Castle Associates a four-year casino license renewal. This renewal was the first four-year casino license renewal issued by the Commission since the December 1994 amendments to the Casino Control Act.
     Trump's Castle also announced it has retained Donaldson, Lufkin & Jenrette and Rothschild Inc. as financial advisors.

Temp 4941